As filed with the Securities and Exchange Commission on March 1, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
Colony Capital, Inc.
(Exact name of Registrant as specified in its charter)

Maryland	46-4591526
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
750 Park of Commerce Drive, Suite 210
Boca Raton, Florida 33487
(Address of principal executive offices, including zip code)
Colony Capital, Inc. 2014 Omnibus Stock Incentive Plan
(Full title of the plan)
Ronald M. Sanders
Colony Capital, Inc.
590 Madison Avenue, 34th Floor
New York, New York 10022
(212) 547-2600
(Name, address and telephone number, including area code, of agent for service)
Copies to:
David W. Bonser, Esq.
Abigail C. Smith, Esq.
Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.01 par value per share	39,986,674(2)	$5.95(3)	$237,920,710.30	$25,957.15

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Colony Capital, Inc. 2014 Omnibus Stock Incentive Plan, as amended (the “2014 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Represents 39,986,674 additional shares of common stock available for issuance as a result of the annual increase in 2014 Plan capacity for 2018, 2019, 2020 and 2021 pursuant to the 2014 Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of Class A common stock of the Registrant as reported on the New York Stock Exchange on February 25, 2021.

EXPLANATORY NOTE
Registration of Additional Securities
2014 Equity Incentive Plan
The Colony Capital, Inc. 2014 Omnibus Stock Incentive Plan, as amended (the “2014 Plan”), includes a provision that provides that the total number of shares reserved for issuance under the 2014 Plan will be increased as of January 1, 2018 and each January 1 thereafter by two percent (2%) of the outstanding shares of common stock on the immediately preceding December 31. On January 10, 2017 and January 11, 2017, the Registrant filed with the Securities and Exchange Commission Registration Statements on Form S-8, Registration Nos. 333-197104-01 and 333-215509, respectively (the “Prior Registration Statements”), relating to shares of the Registrant’s Class A common stock reserved for issuance under the 2014 Plan. This Registration Statement on Form S-8 is being filed to register an additional 39,986,674 shares of the Registrant’s Class A common stock under the 2014 Plan as a result of the annual increases for 2018, 2019, 2020 and 2021, in the aggregate.

INCORPORATION BY REFERENCE OF CONTENTS OF CERTAIN REGISTRATION STATEMENTS ON FORM S-8
In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statements are hereby incorporated by reference in this Registration Statement on Form S-8.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The Securities and Exchange Commission (“SEC”) allows the Registrant to “incorporate by reference” the information the Registrant files with the SEC, which means that the Registrant can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with (rather than furnished to) the SEC will update and supersede this information. The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 1, 2021;

(2)	the Registrant’s Current Report on Form 8-K filed with the SEC on January 5, 2021; and

(3)
The description of the Company’s Class A common stock under the caption “Description of Colony NorthStar Capital Stock” included in the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-212739), initially filed with the SEC on July 29, 2016, as updated by contained in Exhibit 4.43 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 1, 2021, and including any other amendments or reports filed for the purpose of updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, the Registrant is not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the SEC.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is incorporated or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

Exhibit Number	Description

5.1*	Opinion of Hogan Lovells LLP

10.1
Colony Capital, Inc. 2014 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 1, 2021)

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Hogan Lovells LLP (contained in Exhibit 5.1 hereto)

24.1*	Power of Attorney (contained on signature page hereto)

*	Filed herewith.

Item 9.	Undertakings.
A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on March 1, 2021.

COLONY CAPITAL, INC.

By:	/s/ Jacky Wu
Jacky Wu Chief Financial Officer and Executive Vice President
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marc C. Ganzi, Jacky Wu, and Ronald M. Sanders, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas J. Barrack, Jr.	Executive Chairman of Board of Directors	March 1, 2021
Thomas J. Barrack, Jr.
/s/ Marc C. Ganzi	Chief Executive Officer, President and Director (Principal Executive Officer)	March 1, 2021
Marc C. Ganzi

/s/ Jacky Wu	Chief Financial Officer (Principal Financial Officer)	March 1, 2021
Jacky Wu

/s/ Sonia Kim	Chief Accounting Officer (Principal Accounting Officer)	March 1, 2021
Sonia Kim

/s/ Nancy A. Curtin	Director	March 1, 2021
Nancy A. Curtin

/s/ Jeannie H. Diefenderfer	Director	March 1, 2021
Jeannie H. Diefenderfer

/s/ Jon A. Fosheim	Director	March 1, 2021
Jon A. Fosheim

/s/ Craig M. Hatkoff	Director	March 1, 2021
Craig M. Hatkoff

/s/ Gregory J. McCray	Director	March 1, 2021
Gregory J. McCray

/s/ Raymond C. Mikulich	Director	March 1, 2021
Raymond C. Mikulich

/s/ George G.C. Parker	Director	March 1, 2021
George G.C. Parker

/s/ Dale Anne Reiss	Director	March 1, 2021
Dale Anne Reiss

/s/ John L. Steffens	Director	March 1, 2021
John L. Steffens